Exhibit 99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Fund Service Providers” in the Prospectus and “Disclosure of Portfolio Holdings,” “Other Service Providers” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference and use of our reports dated February 28, 2012 on the financial statements and financial highlights of American Beacon Money Market Select Fund and American Beacon U.S. Government Money Market Select Fund as of and for the year ended December 31, 2011 in the Registration Statement (Form N-1A) of the American Beacon Select Funds, which is filed with the Securities and Exchange Commission in the Post-Effective Amendment No. 16 to the Registration Statement under the Securities Act of 1933 (File No. 33-11387).

/s/ Ernst & Young LLP

Dallas, Texas

April 26, 2012